EXHIBIT 10.1                                        *TEXT OMITTED AND FILED
                                                    SEPARATELY UNDER 17 C.F.R.
                                                    SECTIONS 200.80(b)(4) 200.83
                                                    AND 240.24b-2


                               SANMINA CORPORATION

                                  AGREEMENT FOR

                        ELECTRONIC MANUFACTURING SERVICES

        This Agreement between METRICOM, INC., hereinafter referred to as "Customer," and SANMINA CORPORATION, hereinafter referred to as "Sanmina" is entered into on July 2nd, 1999. Sanmina shall perform manufacturing services for the Customer under the terms and conditions set forth herein.

I. TERM. This Agreement shall be in effect for twenty-four (24) months from the date of this Agreement. Unless the parties agree to extend such initial term of the Agreement, for any period, prior to the termination of such initial term, the Agreement shall terminate.

II. SCOPE OF WORK PERFORMED. Customer wishes Sanmina to manufacture a range of Electronics products or Assemblies on behalf of Customer at the prices identified in Exhibit A. Sanmina and the Customer shall mutually agree upon a delivery schedule for the Products.

        A. Customer shall be liable for Material that Sanmina procures or otherwise contracts for in order to manufacture the products per the customer Bill-of-Materials (BOM) that Customer wishes to buy from Sanmina on a turnkey basis.

        B. This liability shall be determined by defining the process that incurs this liability and describing the situations or circumstances under which Customer is liable for Material that Sanmina has procured.

        C. Sanmina shall purchase components for the Products in accordance with a vendor list approved by Sanmina and the Customer ("AVL"). In the event Sanmina cannot purchase a component from an approved vendor for any reason, including unavailability or commercial infeasibility of the purchase of such components, Sanmina may purchase such components from an alternate vendor with the prior written consent of the Customer.

III.    GENERAL PLANNING AND PROCUREMENT PROCESS

        A. On the date this Agreement is executed and the first business day of each calendar month thereafter, the Customer shall provide Sanmina with firm, monthly, rolling purchase orders covering a minimum period of three (3) months ("Purchase Order").



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

        B. On the same dates, the Customer shall provide Sanmina with additional monthly, rolling nine (9) month forecast ("Forecast") covering nine (9) months immediately following the Purchase Order period. Forecast does not incur any liability for either Sanmina or Customer except that of any long lead-time parts for which the forecast would cause procurement activity, and, even in such a situation such liability for Customer would be limited per section IV and it sub-sections. Within 30-days of this agreement or at the earliest possible date thereafter, Sanmina will provide a summary of all components used on the BOM showing each parts NCNR status, lead-time, standard cost, minimum buy quantity, ABC code.

        C. Sanmina will take the Purchase Orders and Forecast referred to in III(A) and III(B) above and generate a Master Production Schedule (MPS) for a twelve-month period using the process described in Section III(D) below.

        D. This MPS will define the master plan on which Sanmina will base its procurement, internal capacity projections and commitments.

                1. Sanmina will use the Purchase Orders referred to in A to generate the first three months of the MPS.

                2. Sanmina will use the Forecast referred to in B to generate the second nine months of the MPS.

                3. The MPS created as described above does not incur any liability for either Sanmina (except to fulfill the binding Purchase Orders) or Customer except that of any long lead-time parts for which the forecast would cause procurement activity, and, even in such a situation such liability for Customer would be limited per section IV and it sub-sections. In the event Sanmina needs to procure NCNR material, utilizing Customer forecast, beyond the 3 months firm PO, written agreement must be attained from the Customer.

        E. Sanmina will process the MPS through industry-standard MRP software that will convert the MPS reflecting Customer's Purchase Orders and Forecasts into requirements for components that are required to make these products. In doing so, Sanmina will off-set the requirements for receipt of components or materials by allowing for the time required to build the products per the following times:

                1. In-Circuit Test/Functional Test - 5 Working Days

                2. Assembly - 7 Working Days

                3. Kitting - 2 Working Days

                4. Material Handling - 2 Working Days

        F. Per this agreement Sanmina will plan and schedule material to be at Sanmina eleven working days before the products are due to ship to Customer where no Test is required, and sixteen working days before the products are due to ship to Customer where Test is required.



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

        G. Sanmina will also release (launch) orders to suppliers of materials sometime prior to the anticipated date that the material is needed (per section III(E) above). When these orders are launched will depend on the Vendor Lead-Time that Sanmina will determine from time to time and maintain as a parameter of Sanmina's manufacturing or materials planning systems.

        H. Sanmina, through its MRP System will also issue an instruction (MRP Signal) to its procurement group to buy a part approximately seven days before the order is due to be placed per section F above.

        I. When Sanmina places an order with its suppliers per the sections above, Sanmina will order parts in various quantities (defined in periods-worth-of-supply) that are defined by the part's ABC Classification. This classification as well as the expected distribution or characteristics of various classes of parts, and, the periods-worth-of-supply (Periods-of-Supply) that will be bought for each class of part is shown on Table 1.

        Table 1. ABC Classifications, Descriptions and Periods-of-Supply

                                                                         PERIODS WORTH OF
                                                 EXPECTED PERCENTAGE       SUPPLY TO BE
                         EXPECTED PERCENTAGE      OF TOTAL VALUE (OF     BOUGHT WITH EACH
      PART CLASS            OF TOTAL PARTS       GROSS REQUIREMENTS)           ORDER
      ----------            --------------       -------------------           -----
           A                      3%                     80%                  2 Weeks

           B                     17%                     17%                  8 Weeks

           C                     80%                      3%                 6 Months


        J. In addition to ordering parts for various periods-of-supply, Sanmina will order parts according to various minimum-buy quantities, tape and reel quantities, and, multiples of packaging quantities.

        K. The components Sanmina purchases or orders to fulfill the Purchase Order and the Forecast on behalf of the Customer to manufacture the Products, and any associated expenses related to purchasing, ordering, manufacturing (labor and overhead), shipping, storing and eliminating such components and agreed upon mark-up shall constitute a part of the Customer's Total Liability ("Total Liability").

IV.     LIABILITIES FOR MATERIALS

        A. Customer's liability for material that Sanmina has procured is limited to the following:

                1. Parts that Sanmina, having ordered per the guidelines above, cannot cancel prior to their receipt. This includes parts that may not be cancelable by virtue of having



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insufficient time between the MRP signal to cancel and the expected or real receipt date at Sanmina. Sanmina is to advise customer of non-cancelable items prior to order placement by providing the information referred to in section III (D.3).

                2. Parts that Sanmina, having ordered per the guidelines above, cannot return to the suppliers that the parts came from, where the value of the parts exceed $500 in total, and where Sanmina has made reasonable efforts to return the parts (for no more than four weeks) or use for another requirement within Sanmina. Sanmina is to advise Customer the list of non-returnable items prior to order placement. Customer recognizes that some parts may have been returnable when procured from a supplier by Sanmina, but nevertheless may subsequently become non-returnable by virtue of some processing that Sanmina may cause to have done to the parts in preparation for the use of those parts in manufacturing.

                3. Parts that are worth less than $500 in total and where Sanmina is not required to attempt return.

        B. Where Sanmina is able to return parts with a re-stocking or other fees, those fees shall also become part of Customer's Total Liability.

        C. If necessary and with the Customer's written consent, Sanmina shall purchase any necessary tools to fulfill the Purchase Order and Forecast. Such tools shall be deemed a part of the Customer's Total Liability. All such tooling purchased by Sanmina shall remain the Customer's property, shall be subject to a security interest perfected on behalf of Customer, and Sanmina shall return such tooling (normal wear and tear excepted) to the Customer upon request, the completion of the relevant order or the termination of the Agreement.

        D. Customer's liability for the material defined in the previous sections will be at the quoted cost agreed between Sanmina and Customer plus an agreed margin of 5% (five percent) plus a materials burden of 5%.

V. RESCHEDULES. The Customer may reschedule delivery dates of Products subject to the following matrix:

               NOTICE PRIOR TO                          PERCENT OF ORIGINAL
                  ORIGINAL                             QUANTITY THAT CAN BE
                DELIVERY DATE                               RESCHEDULED
                -------------                               -----------
                0 to 30 days                                    0%
                31 to 60 days                                   15%
                61 to 90 days                                   30%
               Beyond 90 Days                                  100%

        A. As an example, if the Customer notifies Sanmina in writing between 31 and 60 days prior to the scheduled delivery date of the Products, the Customer may reschedule a maximum of 15% of the total amount of the Products to be delivered on such date.



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        B. For a decrease in quantity of Products to be delivered on a specific delivery date, Sanmina and the Customer shall mutually agree upon a date to deliver the undelivered Products within 45 days from the original delivery date.

        C. For an increase in quantity of Products to be delivered on a specific delivery date, Sanmina, on a best effort basis, will attempt to accommodate such increase.

        D. Any change in the delivery dates of any Product for a period exceeding 45 days in the aggregate shall be deemed a cancellation by the Customer with respect to such Products. If the Customer's schedule change results in additional expenses to Sanmina to store such Products or to acquire additional components, such additional expenses shall be deemed Part of the Customer's Total Liability.

VI. REVISIONS. In the event the Customer requests an engineering change to a product, Sanmina shall notify the Customer in writing of any impact on the cost and/or scheduled delivery of such Products within five (5) business days of the receipt of Customer's request. Unless the Customer consents to the amended notification from Sanmina, the requested engineering change shall be deemed canceled. Any increases in the cost of the Products resulting from such Engineering Change Order ("ECO") shall be deemed a part of the Customer's Total Liability as defined above. Similarly, any parts made obsolete or excess as a result of such an ECO shall be deemed part of the Customer's Total Liability. Sanmina will make reasonable effort to return or use in another application obsolete ECO related material where each part exceed $500 value in total. Such efforts are limited to 4 weeks duration.

VII. CANCELLATIONS. The Customer may cancel any order by notifying Sanmina in writing at least 90 days prior to the delivery date of such order. Within 30 days of such cancellation, Sanmina shall provide the Customer with the amount of the Total Liability related to such canceled order. The Customer shall pay such cancellation amount to Sanmina on a net 30-day basis. After receipt of such cancellation amount, Sanmina shall deliver to the Customer, at the Customer's expense, any components purchased but unused as a result of such cancellation or scrap such components, at the discretion of the Customer.

VIII. PRICING. The prices for the Products are shown in Exhibit A and shall remain fixed for the term of this Agreement with the following exceptions:

        A. ECO - Engineering Change Order (referred to in section VI)

        B. Material variations on the market prices of components. The costed BOM will be reviewed every quarter with the intent of cost reduction.

IX. COST REDUCTION. Sanmina will make every reasonable effort to improve component pricing as well as improvements to test and assembly processes so as to decrease final pricing. Sanmina and CUSTOMER will meet every to manage a joint and ongoing cost reduction program as outlined in the Cost Reduction Plan, Exhibit B.



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

X.      DELIVERY.

        A. Delivery of all items under this Agreement shall be in compliance with a Customer order fulfillment process which will be mutually developed and agreed to by Sanmina and Customer.

        B. Sanmina shall deliver the Products on the agreed upon delivery dates. Time is of the essence in delivery.

        C. Unless otherwise specified by the Customer, Sanmina shall transport the Products by the method Sanmina deems most advantageous, to the address specified in writing by CUSTOMER. All reasonable freight, insurance and other shipping expenses from the delivery point shall be borne Customer. Specifications for special packaging will be provided by Customer. Expense for special packaging will be borne by Customer.

XI. TRAINING. Customer will perform initial training of Sanmina personnel. Upon satisfactory completion, Sanmina will assume responsibility for ongoing training.

XII.    TEST EQUIPMENT.

        A. Customer will provide Sanmina with one set of test equipment, which shall remain the property of Customer. Additional sets of equipment as needed will be provided by Sanmina. Customer will be responsible for cost of the additional equipment. Customer must approve additional equipment costs and purchase of equipment in writing prior to Sanmina supplying this equipment.

        B. Sanmina will assume responsibility for calibration and repair of equipment at the customers expense. Upon completion of 100K radios, calibration cost will be shared at 50/50 between Sanmina and Customer.

XIII.   PAYMENT AND INVOICING.

        A. Payment terms will be net 30 days from invoice date. Sanmina will provide the Customer with a credit limit set at (to be determined). In the event that the Customer exceeds this credit limit or has outstanding invoices for more than 60 days, Sanmina may stop shipments of Products to Customer until the Customer makes sufficient payment to bring its account consistent with terms outlined above. Sanmina may reduce the credit limit with written notice to the Customer.

XIV.    WARRANTY.

        A. Sanmina warrants that the Products shall be free from any defects in materials and workmanship for a period of one year from the date of delivery. Warranty on third-party components is limited to the warranty provided by the component manufacturer. Sanmina shall pass on any unexpired warranty for such Vendor Components provided by third-party vendors or passed on by such third-party vendors from the original manufacturers until the expiration of such warranties or up to a maximum of one (1) year from date of manufacture of the Product by



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

Sanmina, whichever is shorter. As the Customer's sole remedy under the warranty, Sanmina will, at no charge, rework, repair and retest or replace any such Products returned to Sanmina and found to contain defects. Warranty coverage does not include failures due to the Customer design errors, the supply or selection of improper or defective parts or materials used by the Customer, damages caused by the Customer's misuse, unauthorized repair or negligence. Sanmina does not assume any liability for expendable items such as lamps and fuses. Sanmina reserves the right to inspect the Products and verify that they are defective or non-conforming. Sanmina's total liability shall be limited to the value of the Product supplied under this Agreement.

        B. The performance of any repair or replacement by Sanmina does not extend the warranty period for any Products beyond the period applicable to the Products originally delivered.

        C. EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, SANMINA MAKES AND THE CUSTOMER RECEIVES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SANMINA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

XV.     GENERAL INDEMNITY.

        A. The Customer shall indemnify Sanmina against, and hold it harmless from any loss, cost, liability or expense (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such loss, cost, liability or expense arises out of, or in connection with, in whole or in part, (A) infringements of any patent, trademark, copyright or other intellectual property of the Customer or (B) any negligence or willful misconduct by the Customer, its employees or agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation; provided that Sanmina shall give Customer prompt written notice of such claim, sole control over the defense or settlement of such claim, and reasonable assistance in such defense or settlement at Customer's request and expense.

        B. Sanmina shall indemnify Customer against, and hold it harmless from any loss, cost, liability or expense (including without limitation court costs and the reasonable fees of attorneys and other professionals) to the extent that such loss, cost, liability or expense arises out of, or in connection with, in whole or in part, any negligence or willful misconduct by Sanmina, its employees or agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation; provided that Customer shall give Sanmina prompt written notice of such claim, sole control over the defense or settlement of such claim, and reasonable assistance in such defense or settlement at Sanmina's request and expense.



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

XVI.    QUALITY, INSPECTION AND REPORTING.

        A. The Customer will have the right at all reasonable times, to visit Sanmina's plant to inspect the work performed on the Products. Inspection of the work shall not relieve Sanmina of any of its obligations under the Agreement or purchase orders. Sanmina shall provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Sanmina reserves the right to restrict the Customer's access to the plant or any area within it as necessary to protect confidential information of Sanmina or its other customers.

        B. Customer and Sanmina will implement a joint quality improvement program that will develop and implement a continuous quality improvement.

XVII.   CONFIDENTIALITY.

        A. All Confidential Information shall be treated as confidential and not disclosed or transferred by the recipient to third parties, other than the recipient's agents and employees who need to know such information to serve the recipient and who are obligated to treat such information as confidential. All Confidential Information shall remain the sole property of the disclosing party, and the receiving party shall have no interest in or rights with respect thereto except as expressly set forth in this Agreement. Each party agrees to maintain all such Confidential Information in confidence to the same extent that it protects its own similar Confidential Information, which in no event will be less than reasonable care. "Confidential Information" is defined as information in written, graphic, or electronic form identified by a party as its confidential or proprietary information, or if initially disclosed in any other form, identified at the time of disclosure as confidential or proprietary and subsequently reduced to writing within thirty (30) days. Without limiting the foregoing, the terms and conditions of this Agreement are the Confidential Information of both parties.

        B. EXCEPTIONS. The foregoing restriction on disclosure shall not apply with respect to any information which (a) becomes generally known or publicly available through no act or failure to act on the part of the receiving party;
(b) is furnished to others by the disclosing party without restriction on disclosure; (c) is known by the receiving party at the time of receiving such information as evidenced by its records; (d) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or (e) was developed independently of this Agreement without obligation of confidentiality.

XVIII.  LICENSE GRANT; OWNERSHIP

        A. LICENSE GRANT.

                1. TECHNOLOGY LICENSE. Subject to the terms and conditions of this Agreement, Customer hereby grants to Sanmina during the term of this Agreement a nonexclusive, non-transferable, worldwide, royalty-free license, without right to sublicense, to make the Products in accordance with the specifications and to sell such Products to Customer.



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

                2. SOFTWARE LICENSE. Subject to the terms and conditions of this Agreement, Customer grants to Sanmina during the term of this Agreement a nonexclusive, non-transferable, worldwide, royalty-free license, without right to sublicense, to reproduce and use any software that Customer provides Sanmina for incorporation in the Products (the "Software") in object code form only. Sanmina shall not reverse compile, reverse engineer or otherwise disassemble the Software. No rights to prepare derivative works or to display the Software are granted hereunder.

                3. SOURCE CODE. Subject to the terms and conditions of this Agreement, Customer may disclose to Sanmina the source code for the Software for purposes of enabling Sanmina to port the Software as set forth in Exhibit A. Such disclosure shall take place only at Customer's facilities. The source code shall be retained at Customer's facilities and shall not be removed therefrom by Sanmina, and any disclosure of source code, and all notes made by Sanmina pertaining thereto shall be treated as Customer's Confidential Information pursuant to the terms of this Agreement. Customer shall provide Sanmina with access to materials and equipment located at Customer's facilities and the support reasonably needed in connection with the porting effort. Except as needed to port the Customer Software as set forth in Exhibit A, no copyright rights to reproduce, prepare derivative works, perform, display or distribute the Software in source code format are granted to Sanmina hereunder.

        B. OWNERSHIP. Sanmina acknowledges and agrees that Customer is and shall remain the sole owner of any materials, tooling, designs, schematics, Software, specifications or other information (including without limitation Confidential Information) that Customer provides Sanmina pursuant to this Agreement (collectively, the "Customer Technology"). Any improvements to the Technology (the "Improvements") created during this Agreement by either party shall be owned by Customer. Sanmina acknowledges and agrees that it has no rights in or to the Technology, and any Improvements other than the license rights specifically granted herein.

XIX.    TERMINATION.

        A. Either party may, without penalty, terminate this Agreement upon 180 days written notice to the other party in either one of the following events:

                The other party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach the non breaching party;

                The other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, and such petition, assignment or proceeding is not dismissed within sixty (60) days after it was filed.

        B. Upon termination, Sanmina shall provide the Customer with an invoice of the Customer's Total Liabilities. In addition, if the Customer is the breaching party, the Customer shall be liable for all work-in-progress and any outstanding charges. Upon termination,



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

Customer shall pay all invoiced charges in net thirty (30) days. In addition, Sections XIV, XV, XVII, XVIII.B, XIX.B, XX and XXI shall survive any termination or expiration of this Agreement.

XX. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

XXI.    MISCELLANEOUS

        A. GOVERNING LAW. This Agreement will be governed by and interpreted under the laws of the State of California, without reference to conflict of laws principles.

        B. JURISDICTION. For any dispute arising out of this Agreement, the parties consent to personal and exclusive jurisdiction of and venue in the state and federal courts within Santa Clara County, California.

        C. ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights thereunder will not be construed as a waiver of any rights of such party.

        D. ASSIGNMENT. Sanmina shall not assign this Agreement nor any of its rights or obligations hereunder without the prior written consent of Customer. The rights and liabilities of the parties hereto will bind and incur to the benefit of their successors, executors or administrators.

        E. NOTICES. Any required notices thereunder will be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when delivered by facsimile or mail or when tendered in person.

        F. FORCE MAJEURE. Neither party will be liable to the other for any default thereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force Majeure Event"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. Should a Force Majeure Event prevent a party's performance thereunder



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for a period in excess of ninety (90) days, then the other party may elect to terminate this Agreement by written notice thereof.

        G. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

SANMINA CORPORATION                         METRICOM, INC.

Signed: /s/ Rick LaPonzina                  Signed: /s/ Robert Mott
       -------------------------------             -----------------------------

Name:   Rick LaPonzina                      Name:  Robert Mott
       -------------------------------             -----------------------------

Title:  VP of Sales and Administration      Title: Senior VP of Eng. And Mfg.
       -------------------------------             -----------------------------



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

                                    EXHIBIT A

PRICE LIST

Poletop            [***]

Eradio             [***]

WCS                [***]

Installation Kit   [***]

                   Note: Price is subject to change due to material and process.

----------
* CONFIDENTIAL TREATMENT REQUESTED



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

                                    EXHIBIT B


                               COST REDUCTION PLAN

DEDICATED COST REDUCTION TEAM

Sanmina will organize a team whose focus will be to reduce cost. This team will consist of Front-End Engineers, Purchasing Agents, Manufacturing Engineers and RF Engineers. We will work aggressively with Metricom to reduce cost yet maintain quality, delivery and flexibility.

DESIGN FOR MANUFACTURABILITY (FRONT-END COST SAVINGS)

For future reference, DFM is a large part of Sanmina's Value Added Services. Sanmina's PWB NPI Group can provide Metricom feedback on stack-up material selection, DFM parameters and enhancements, electrical performance simulation, panelizations and cost-abatement recommendations.

The resources offered can also provide Metricom Design Engineers the front-end suggestions for testability, manufacturability and componentary. This exercise will allow a smooth new product introduction, prototype and into production.


MATERIAL COST SAVINGS

Sanmina Purchasing Department will work with suppliers to negotiate aggressive contracts, which will allow on going material cost reductions. Such contracts will include shorter leadtimes, which will in turn allow much more flexibility to Metricom yet at reduced cost. Sanmina's goal is to reduce material cost by 10-13% annually. Sanmina and Metricom will review material cost on a quarterly basis at which time new cost will be implemented.


FURTHER MATERIAL COST SAVINGS

Sanmina will review material mark up as soon as Metricom meets or exceeds 15k/M rate at which time new pricing will be implemented.


PROCESS IMPROVEMENTS (LABOR COST SAVINGS)

Sanmina Engineers will work with Metricom to expedite the "learning curve". Furthermore, Sanmina Engineers will work towards developing a manufacturing process flow, which will improve cost effectivity. Upon completion of the first 22k pieces, Sanmina Engineers will provide feedback on manufacturing process improvements. Both Metricom and Sanmina will review the process flow on a quarterly basis thereafter, at which time new cost will be implemented.



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

FURTHER LABOR COST SAVINGS

Sanmina will review labor rate once Metricom meets or exceeds 8k/M rate, equivalent to 96k/Y, at which time reduced rate will be implemented.


ICT IMPLEMENTATION (TEST COST SAVINGS)

Sanmina will dedicate a team of Test Engineers to develop ICT Programs and Fixtures. Complex products such as Metricom's, benefit from ICT as it will improve functional test yield.


RF TEST YIELD IMPROVEMENTS AND TIME REDUCTION (TEST COST SAVINGS)

Sanmina RF Engineers will work closely with Metricom Engineers to improve yields and reduce test time. Sanmina will organize a RF team of Engineers who will focus on improvements in both board level test yields and time, system level test yields and time. The improvement in yields and reduction in test time will allow this program to run more cost effectively. During the quarterly cost review such cost savings will be realized and implemented.


FURTHER TEST COST SAVINGS

During the initial production of the program Sanmina will dedicate RF Engineers to work with Metricom. Such RF Engineers have the expertise and experience to reach the goals set by Metricom Test Engineers. During this process, Sanmina Test Technicians will be trained to perform test and debug. Once Sanmina has reached a satisfactory yield, Test Technicians will perform test on a full time basis. At this time, Sanmina will review the test rate and reduced rate will be implemented.


LONGTERM COST SAVINGS

Sanmina offers low cost manufacturing alternatives where mature products can be transferred. This transfer will be completely invisible to Metricom. Sanmina will ramp up at the low cost facility and phase out at the current facility.



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

                          SUPPLEMENTAL AGREEMENT NO. 1


                                     OF THE

                 AGREEMENT FOR ELECTRONIC MANUFACTURING SERVICES

                                     BETWEEN


                               SANMINA CORPORATION

                                       AND

                               METRICOM DC, L.L.C

        THIS SUPPLEMENTAL AGREEMENT for the purchase and consignment of Radio Kits, effective on the date last signed by both parties is between METRICOM DC, L.L.C., (hereinafter referred to as "Customer"), METRICOM, INC. (HEREINAFTER REFERRED TO AS "METRICOM, INC."), and SANMINA CORPORATION, (hereinafter referred to as "Sanmina"). There is currently in full force and effect between Metricom, Inc. and Sanmina an Agreement for Electronic Manufacturing Services, dated July 2, 1999 (hereinafter referred to as the "Agreement"). Customer, hereby, agrees to the terms and conditions of the Agreement, and the parties to the Agreement, intending to be legally bound, mutually agree that it is hereby supplemented as follows:

I.      PREAMBLE

WHEREAS, Customer will purchase [***] Radio Kits, as defined herein, from Sanmina for [***]

WHEREAS, Customer will consign the Radio Kits purchased to Sanmina for use in the manufacture of Customer's Radios.

WHEREAS, Sanmina will invoice Customer for the finished Radios upon delivery, and Customer will pay Sanmina the invoiced amount for delivered Radios minus Customer's credit of [***]/Radio Kit for Consigned Goods.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows (and as hereinabove set forth):



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* CONFIDENTIAL TREATMENT REQUESTED



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

II.     DEFINITIONS

        A. Approved Components: electronic components listed in the Bill of Materials for Customer's Radios, current as of the date of this Supplemental Agreement, No. 1.

        B. Radio Kit: One "Complete Radio Kit" is comprised of all the Approved Components necessary to manufacture one Customer Radio. A "Partial" Radio Kit is one that is missing some amount of necessary Approved Components to make it a Complete Radio Kit.

        C. Radio: electronic devices manufactured by Sanmina to Customer's specifications.

        D. Consigned Goods: Complete and Partial Radio Kits owned by Customer, located at Sanmina, and used exclusively for the manufacture of Customer's Radios.


III.    TERM OF SUPPLEMENTAL AGREEMENT NO. 1

        This Supplemental Agreement No. 1 will be in effect until one of the following occurs: (1) Sanmina completely exhausts the supply of Consigned Goods by delivering an equal amount of finished Radios to Customer, under the terms and conditions of the Agreement and this Supplemental Agreement No. 1; or (2) either party terminates the Agreement or this Supplemental Agreement No. 1.


IV.     TERMINATION OF MODIFICATION

A. This Supplemental Agreement No. 1 may be terminated: i) by any party under the provisions set forth in Section XIX "Termination" of the Agreement, or ii) by Customer if Sanmina fails to deliver [***] finished radios to Customer, based on current design, within six (6) months from the execution of this Supplemental Agreement No. 1. Delivery based on material availability of supply chain specified by Customer

B. In the event of termination of this Supplemental Agreement No. 1 and/or the Agreement for any reason, Sanmina will surrender to Customer all Radio Kits purchased by Customer and consigned to Sanmina, less the amount of Consigned Goods already manufactured into finished Radios and delivered and accepted by Customer. Should there be a shortage of components and Sanmina can only return "Partial" Radio Kits, the parties will mutually agree on how Customer will be compensated for the shortfall in components. If the parties are unable to mutually agree upon how Customer is to be compensated for the shortfall in components, Customer may accept some combination of Approved Components equal in value to the shortfall, or pursue any other remedies it has under the law.



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* CONFIDENTIAL TREATMENT REQUESTED

C. In the event of termination as provided in Section IV. B., Sanmina, at Customer's option, will return all Consigned Goods by: (1) making them available for pick-up by Customer; or (2) at Sanmina's expense, package and transport the remaining Consigned Goods by common carrier to location(s) designated by Customer within the continental United States. Consigned Goods that are to be transported will be packaged and labeled in accordance with Customer's specific shipping instructions.


V.      PURCHASE TERMS AND OBLIGATIONS

                On a date to be agreed upon by the parties, but no later than March 27, 2000, the parties will do the following:

(1) Sanmina will prepare a report for Customer estimating the number of Radio Kits in its inventory and their respective percentage of completion. The cost of the Radio Kits to Customer will be [***].

(2) Sanmina will provide documentation which evidences its good title to the Radio Kits and/or the components comprising the Radio Kits;

(3) Following receipt of the information set forth in section (1) and (2), Customer will make payment to Sanmina in the amount of [***], and take title to [***] of Radio Kits;

(4) Once title to the Radio Kits has passed to Customer, Customer will consign the Radio Kits ("Consigned Good") to Sanmina for use in the manufacture of Customer's Radios;

(5) Customer will be invoiced for the finished Radios upon delivery at the selling price for the Radios set forth in APPLICABLE ORDER(s) TO THE AGREEMENT.

(6) Customer will pay Sanmina the invoiced amount for delivered Radios minus Customer's credit of [***]/Radio Kit for Consigned Goods, subject to the standard payment provisions set forth in THE AGREEMENT.


VI.     TITLE OF GOODS AND CONSIGNMENT

        Title to the Radio Kits will pass from Sanmina to Customer, upon receipt of payment by Sanmina from Customer. Upon passage of title, Customer will consign the Radio Kits to Sanmina ("Consigned Goods").



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                                       3

VII.    WARRANTY OF TITLE

        Sanmina warrants that it holds title to the Approved Components comprising the Radio Kits free and clear of any encumbrances, attachments, and/or liens. Prior to Customer's purchase of the Radio Kits, Sanmina will provide Customer documentation evidencing its clear title to the Radio Kits.

        Sanmina shall indemnify and hold harmless Customer and its affiliates, and the directors, shareholders, agents and employees of each of them ("Indemnitees"), from and against any fine, penalty, loss, cost, damage, injury, claim, expense or liability (individually and collectively "Liabilities") as a result of encumbrances, attachments, and/or liens against the Inventory purchased by Customer, whether known or unknown.

        Upon request of Customer, Sanmina shall, at no cost or expense to any Indemnitee, defend and/or settle any claim, proceeding, appellate proceeding, or suit against Indemnitees for Liabilities, whether or not litigation is actually commenced, or the allegations are groundless or contain language that creates the potential for Liabilities, and pay any costs, attorney fees, and any judgment and/or settlement that may be incurred by any Indemnitee, under this section or the enforcement of its rights under this section.

VII.    RISK OF LOSS

        Sanmina shall bear the risk of loss and indemnify Customer for any loss or damage to, and/or destruction of any Consigned Goods held by SANMINA UNTIL THOSE GOODS HAVE BEEN DELIVERED TO AND ACCEPTED BY CUSTOMER.

        Sanmina shall notify Customer promptly of any loss or damage to, and/or destruction of Consigned goods held by Sanmina, and shall make every reasonable effort to repair Consigned Goods that are damaged, and/or replace Consigned Goods that have been destroyed to avoid delay in the manufacture of Customer's Radios.

        Sanmina shall make reasonable efforts to safeguard the Consigned Goods from loss, damage, and destruction while in Sanmina's control, custody, or possession. The Consigned Goods shall remain segregated from other inventory held by Sanmina.

IX.     INSURANCE


        Without limiting in any way Sanmina's indemnification obligations hereunder, Sanmina shall maintain at its expense commercial general liability
(CGL) insurance with coverage limits of not less than [***] combined single limit per occurrence. Such insurance shall provide protection against any claims and/or liabilities including, but not limited to, claims for property



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

damage, which may arise or result from this Supplemental Agreement No. 1. Such insurance shall include contractual liability coverage as well as Product and Completed Operations Liability Insurance for all obligations assumed hereunder. Sanmina agrees the insurance shall be issued by companies who hold a current rating of not less then "A" according to Best's Key Rating Guide, shall name Customer as additional an insured in matters covered by this Supplemental Agreement No. 1, shall provide that said insurance is primary coverage with respect to this insured. Sanmina agrees to maintain any additional insurance requirements specified hereunder and to notify Customer thirty (30) days in advance of any change or lapse in any of the coverages specified herein or therein.


X.      WARRANTY

        Nothing in this Supplemental Agreement No. 1 will modify the rights and obligations of the parties as provided in Section XIV "Warranty" of the Agreement.


XI.     INVENTORY COSTS

        Sanmina is solely responsible for any and all costs incurred in connection with the storage, warehousing, and inventory of the Consigned Goods.


XII.    ENTIRE AGREEMENT

        THIS SUPPLEMENTAL AGREEMENT NO. 1, INCLUDING ALL SUBORDINATE DOCUMENTS ATTACHED TO OR REFERENCED IN THIS SUPPLEMENTAL AGREEMENT ARE MADE A PART HEREOF BY REFERENCE AND SHALL CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER. THIS AGREEMENT SUPERSEDES ALL PRIOR ORAL AND WRITTEN COMMUNICATIONS, AGREEMENTS AND UNDERSTANDINGS OF THE PARTIES WITH RESPECT TO THE SUBJECT OF THIS AGREEMENT.


XIII.   AMENDMENTS, MODIFICATIONS AND WAIVERS

        NO PROVISIONS OF THIS SUPPLEMENTAL AGREEMENT, NO. 1 SHALL BE DEEMED WAIVED, AMENDED OR MODIFIED BY ANY PARTY HERETO, UNLESS SUCH WAIVER, AMENDMENT OR MODIFICATION IS IN WRITING AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF EACH OF THE PARTIES HERETO.

XIV. EXCEPT AS MODIFIED BY THIS SUPPLEMENTAL AGREEMENT ALL OF THE TERMS AND CONDITIONS OF THE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT AND ARE INCORPORATED BY REFERENCE HEREIN, AND SHALL HAVE THE FULL FORCE AND EFFECT AS IF THEY WERE PROVIDED HEREIN.




                            (Signature Page Follows)

IN WITNESS THEREOF, the parties have caused this Supplemental Agreement No. 1 to be executed by their duly authorized representatives.

METRICOM, INC.

By:         /s/ Timothy A. Dreisbach
            ---------------------------------

            Timothy A. Dreisbach
            ---------------------------------
            (Print Name)

Title:      Chairman and CEO
            ---------------------------------

Date Signed:        March 24, 2000
                    -------------------------

METRICOM DC, L.L.C.

By:         /s/ Timothy A. Dreisbach
            ---------------------------------

            Timothy A. Dreisbach
            ---------------------------------
            (Print Name)

Title:      Chairman and CEO
            ---------------------------------

Date Signed:        March 24, 2000
                    -------------------------

SANMINA CORPORATION

By:         /s/ Steven J. Deblock
            ---------------------------------

            Steven J. Deblock
            ---------------------------------
            (Print Name)

Title:      VP Operations
            ---------------------------------

Date Signed:        3/22/00
                    -------------------------



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